Exhibit 99.1
For Release on April 26, 2011
TOWN SPORTS INTERNATIONAL HOLDINGS, INC. ANNOUNCES FIRST QUARTER 2011
FINANCIAL RESULTS
New York, NY — April 26, 2011 — Town Sports International Holdings, Inc. (“TSI” or the “Company”) (NASDAQ: CLUB), a leading owner and operator of health clubs located primarily in major cities from Washington, DC north through New England, operating under the brand names “New York Sports Clubs,” “Boston Sports Clubs,” “Washington Sports Clubs” and “Philadelphia Sports Clubs,” announced its results for the first quarter ended March 31, 2011.
First Quarter Overview:
•	Revenue decreased 0.9% in Q1 2011 compared to Q1 2010.

•	Comparable club revenue decreased 0.5% in Q1 2011 compared to Q1 2010.

•	Total member count increased 17,000 to 510,000 in Q1 2011 compared to a 9,000 increase to 495,000 in Q1 2010.

•	Membership attrition averaged 3.2% per month in Q1 2011 compared to 3.5% per month in Q1 2010.

•	Earnings per share were $0.07 in Q1 2011 compared to loss per share of ($0.03) in Q1 2010. Q1 2010 results included fixed asset impairment and severance charges, net of taxes, of ($0.02) per share.

•	EBITDA was $20.6 million in Q1 2011, an increase of $3.2 million, or 18.4% when compared to Adjusted EBITDA of $17.4 million in Q1 2010.
Robert Giardina, Chief Executive Officer of TSI, commented: “We were pleased to see our business continue to gain momentum in the first quarter and exceed our expectations. We added 17,000 net new members in the quarter, which is our biggest increase since the first quarter of 2008. We believe that the initiatives we have put in place over the past year to drive more member signups, continue to reduce attrition, and streamline the sales process to make it more productive and also more profitable, are now being reflected solidly in our results. We expect that these and other initiatives, combined with an improving economy, will continue to benefit our bottom line.”
Quarter Ended March 31, 2011 Financial Results:
Revenue (in thousands):

	Quarter Ended March 31,
	2011		2010
	Revenue	% Revenue	Revenue	% Revenue	% Variance
Membership dues	$90,599	77.6%	$92,809	78.8%	(2.4)%
Joining fees	1,447	1.3%	2,024	1.7%	(28.5)%

Membership revenue	92,046	78.9%	94,833	80.5%	(2.9)%

Personal training revenue	15,692	13.4%	14,799	12.6%	6.0%
Other ancillary club revenue	7,854	6.7%	6,963	5.9%	12.8%

Ancillary club revenue	23,546	20.1%	21,762	18.5%	8.2%
Fees and other revenue	1,113	1.0%	1,164	1.0%	(4.4)%

Total revenue	$116,705	100.0%	$117,759	100.0%	(0.9)%

Total revenue for Q1 2011 decreased $1.1 million, or 0.9%, compared to Q1 2010. This decrease in revenue was driven primarily by the decline in membership dues, reflecting price decreases. The price decline is, in large part, due to the introduction of restricted memberships; including the new student membership in April 2010, as well as the effect of promotions.
Revenue at clubs operated for over 12 months (“comparable club revenue”) decreased 0.5% in Q1 2011 compared to Q1 2010.

Operating expenses:

	Quarter Ended March 31,
	2011	2010	Expense %
	Expense % of Revenue		Variance
Payroll and related	38.8%	41.2%	(6.7)%
Club operating	37.8%	36.9%	1.5%
General and administrative	6.4%	7.6%	(17.0)%
Depreciation and amortization	11.1%	11.6%	(4.8)%
Impairment of fixed assets	—%	0.3%	(100.0)%

Operating expenses	94.1%	97.6%	(4.5)%

Total operating expenses decreased $5.2 million, or 4.5%, for Q1 2011 compared to Q1 2010. Operating margin was 5.9% for Q1 2011 compared to 2.4% for Q1 2010.
     Payroll and related. The decreases in payroll and related expenses in Q1 2011 compared to Q1 2010 were principally driven by payroll related to membership consultants. The amount of membership consultant payroll deferred over the past two years has been declining with our decline in joining fees collected. Our payroll costs that we defer are limited to the amount of these fees. Additionally, payroll related to club staffing, excluding membership consultants, decreased as we realized efficiencies from programs put in place in the second half of 2010.
     Club operating. In Q1 2011, occupancy expenses increased, which was partially offset by decreases related to marketing costs due to our efforts in 2010 to spend more productively in this area and adjusting our focus toward media advertising.
     General and administrative. Decreases in Q1 2011 general and administrative expenses compared to Q1 2010 were principally attributable to decreases in legal costs and continued decreases in general liability insurance expense due to a further reduction in claims activity and therefore a reduction in claims reserves.
     Depreciation and amortization. Depreciation and amortization decreased in Q1 2011 due to the closing of two clubs subsequent to March 31, 2010 and the effect of previous fixed asset impairment charges, decreasing the balance of fixed assets to be depreciated.
     Impairment of fixed assets. In Q1 2010, we recorded fixed asset impairment charges of $389,000, representing the write-off of fixed assets of two underperforming clubs. There were no fixed asset impairment charges in Q1 2011.
Net income for Q1 2011 was $1.5 million compared to net loss of $732,000 for Q1 2010.
Cash flow from operating activities for Q1 2011 totaled $25.4 million, an increase of $7.8 million from the Q1 2010, which was partially related to the increase in overall earnings. Also in Q1 2011, due to the timing of payments, prepaid rent decreased $5.0 million, while in Q1 2010 there was no cash flow effect from prepaid rent. The effect of the change in deferred revenue and deferred membership costs increased cash by $1.5 million in the aggregate. In addition, income tax refunds, net of cash paid for income taxes increased $1.4 million in Q1 2011, compared to Q1 2010.
Second Quarter 2011 Business Outlook:
Based on the current business environment, recent performance and current trends in the marketplace and subject to the risks and uncertainties inherent in forward-looking statements, our outlook for the second quarter of 2011 includes the following:
•	Revenue for Q2 2011 is expected to be between $117.0 million and $118.0 million versus $117.4 million for Q2 2010.

•	In Q2 2011, as a percentage of revenue, payroll and related expenses and club operating expenses are expected to be approximately 50 basis points below Q1 2011 levels. General and administrative expenses and depreciation and amortization expenses are expected to be similar to Q1 2011 amounts in total dollars.

•	EBITDA is expected to be $21.3 million in Q2 2011.

•	We expect net income for Q2 2011 of between $2.0 million and $2.5 million, and earnings per share to be in the range of $0.09 per share to $0.11 per share, assuming a 26% effective tax rate and 23.2 million weighted average fully diluted shares outstanding. See “Refinancing Activities” below for the estimated effects of a refinancing on our Q2 2011 net income.
Investing Activities Outlook:
For the year ending December 31, 2011, we currently plan to invest $29.0 million to $32.0 million in capital expenditure, which represents an increase from $22.0 million of capital expenditures in 2010. This amount includes approximately $7.5 million to $8.5 million related to the two planned club openings in the second half of 2011, approximately $15.5 million for the upgrade of existing clubs and $4.3 million principally related to major renovations at clubs with recent lease renewals and upgrading our in-club entertainment system network. We also expect to invest $2.0 million to $3.0 million to enhance our management information and communication systems.
Refinancing Activities:
On April 7, 2011, we commenced soliciting lenders to participate in a new $350.0 million senior secured credit facility consisting of a term loan facility and a revolving credit facility using commercially reasonable efforts. We expect the facility to be arranged by Deutsche Bank Securities Inc. and KeyBanc Capital Markets Inc. We will use the proceeds from the credit facility principally to repay the 2007 Senior Credit Facility and to redeem in full all of our outstanding Senior Discount Notes in accordance with their terms. We are seeking to complete the transaction during the second quarter, subject to, among other factors, receipt of satisfactory pricing and market conditions.
•	If a refinancing is consummated in Q2 2011, we expect that we would incur early pre-payment penalties on our existing 11% Senior Discount Notes of approximately $2.5 million, existing deferred financing costs of approximately $1.8 million would be written off and we would likely incur at least 30 days, or $1.3 million of interest, on these notes during the redemption period. These charges total $5.6 million, or $4.1, million net of taxes, at a tax rate of 26%.
Forward-Looking Statements:
Statements in this release that do not constitute historical facts, including, without limitation, statements under the captions “Second Quarter 2011 Business Outlook,” “Investing Activities Outlook,” and “Refinancing Activities”, other statements regarding future financial results and performance and potential sales revenue and other statements that are predictive in nature or depend upon or refer to events or conditions, or that include words such as “expects,” “anticipated,” “intends,” “plans,” “believes,” “estimates” or “could”, are “forward-looking” statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to various risks and uncertainties, many of which are outside the Company’s control, including, among others, the level of market demand for the Company’s services, economic conditions affecting the Company’s business, the geographic concentration of the Company’s clubs, competitive pressures, the ability to achieve reductions in operating costs and to continue to integrate acquisitions, environmental initiatives, any security and privacy breaches involving customer data, the application of Federal and state tax laws and regulations, the levels and terms of the Company’s indebtedness, and other specific factors discussed herein and in other releases and public filings made by the Company (including the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission). The Company believes that all forward-looking statements are based on reasonable assumptions when made; however, the Company cautions that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, one should not place undue reliance on these statements. Forward-looking statements speak only as of the date they were made, and the Company undertakes no obligation to update these statements in light of subsequent events or developments. Actual results may differ materially from anticipated results or outcomes discussed in any forward-looking statement.

About Town Sports International Holdings, Inc.:
New York-based Town Sports International Holdings, Inc. is a leading owner and operator of fitness clubs in the Northeast and mid-Atlantic regions of the United States and, through its subsidiaries, operated 159 fitness clubs as of March 31, 2011, comprising 107 New York Sports Clubs, 25 Boston Sports Clubs, 18 Washington Sports Clubs (two of which are partly-owned), six Philadelphia Sports Clubs, and three clubs located in Switzerland. These clubs collectively served approximately 510,000 members. For more information on TSI, visit http://www.mysportsclubs.com.
The Company will hold a conference call on Tuesday, April 26, 2011 at 4:30 PM (Eastern) to discuss the first quarter results. Robert Giardina, Chief Executive Officer, and Dan Gallagher, Chief Financial Officer, will host the conference call. The conference call will be Web cast and may be accessed via the Company’s Investor Relations section of its Web site at www.mysportsclubs.com. A replay and transcript of the call will be available via the Company’s Web site beginning April 27, 2011.
From time to time we may use our Web site as a channel of distribution of material company information. Financial and other material information regarding the Company is routinely posted on and accessible at http://www.mysportsclubs.com. In addition, you may automatically receive email alerts and other information about us by enrolling your email by visiting the “Email Alert” section at http://www.mysportsclubs.com.
Town Sports International Holdings, Inc., New York
Contact Information:
Investor Contact:
(212) 246-6700 extension 1650
Investor.relations@town-sports.com
or
ICR, Inc.
Joseph Teklits
(203) 682-8390
joseph.teklits@icrinc.com

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
March 31, 2011 and December 31, 2010
(All figures in thousands)
(Unaudited)

	March 31,	December 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$45,233	$38,803
Accounts receivable, net	6,932	5,258
Inventory	337	217
Prepaid corporate income taxes	5,905	7,342
Prepaid expenses and other current assets	8,323	13,213

Total current assets	66,730	64,833
Fixed assets, net	303,039	309,371
Goodwill	32,820	32,794
Intangible assets, net	28	44
Deferred tax assets, net	41,365	41,883
Deferred membership costs	7,134	5,934
Other assets	8,909	9,307

Total assets	$460,025	$464,166

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Current portion of long-term debt	$1,850	14,550
Accounts payable	8,268	4,008
Accrued expenses	28,525	27,477
Accrued interest	3,153	6,579
Deferred revenue	40,318	35,106

Total current liabilities	82,114	87,720
Long-term debt	300,601	301,963
Deferred lease liabilities	66,186	67,180
Deferred revenue	5,455	3,166
Other liabilities	10,374	11,082

Total liabilities	464,730	471,111
Stockholders’ deficit:
Common stock	23	23
Paid-in capital	(21,303)	(21,788)
Accumulated other comprehensive income (currency translation adjustment)	2,343	2,121
Retained earnings	14,232	12,699

Total stockholders’ deficit	(4,705)	(6,945)

Total liabilities and stockholders’ deficit	$460,025	$464,166

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months Ended March 31, 2011 and 2010
(All figures in thousands except share and per share data)
(Unaudited)

	Three Months Ended March 31,
	2011	2010
Revenues:
Club operations	$115,592	$116,595
Fees and other	1,113	1,164

	116,705	117,759

Operating Expenses:
Payroll and related	45,252	48,511
Club operating	44,102	43,468
General and administrative	7,420	8,939
Depreciation and amortization	13,002	13,654
Impairment of fixed assets	—	389

	109,776	114,961

Operating income	6,929	2,798
Interest expense	5,582	5,184
Interest income	(71)	(18)
Equity in the earnings of investees and rental income	(644)	(536)

Income (loss) before benefit for corporate income taxes	2,062	(1,832)
Provision (benefit) for corporate income taxes	529	(1,100)

Net income (loss)	$1,533	$(732)

Earnings (loss) per share:
Basic	$0.07	$(0.03)
Diluted	$0.07	$(0.03)
Weighted average number of shares used in calculating earnings (loss) per share:
Basic	22,710,996	22,605,236
Diluted	23,073,147	22,605,236

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Three Months Ended March 31, 2011 and 2010
(All figures in thousands)
(Unaudited)

	Three Months Ended March 31,
	2011	2010
Cash flows from operating activities:
Net income (loss)	$1,533	$(732)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,002	13,654
Impairment of fixed assets	—	389
Amortization of debt issuance costs	282	253
Non-cash rental expense, net of non-cash rental income	(1,120)	(934)
Compensation expense incurred in connection with stock options and common stock grants	348	369
Decrease (increase) in deferred tax asset	518	(1,899)
Net change in certain operating assets and liabilities	12,594	5,485
(Increase) decrease in deferred membership costs	(1,200)	990
Landlord contributions to tenant improvements	149	100
Decrease in insurance reserves	(330)	(229)
Other	(368)	172

Total adjustments	23,875	18,350

Net cash provided by operating activities	25,408	17,618

Cash flows from investing activities:
Capital expenditures	(5,335)	(2,809)

Net cash used in investing activities	(5,335)	(2,809)

Cash flows from financing activities:
Repayment of long term borrowings	(14,062)	(463)
Proceeds from exercise of stock options	117	—
Tax benefit from stock option exercises	20	18

Net cash used in financing activities	(13,925)	(445)

Effect of exchange rate changes on cash	282	(76)

Net increase in cash and cash equivalents	6,430	14,288
Cash and cash equivalents beginning of period	38,803	10,758

Cash and cash equivalents end of period	$45,233	$25,046

Summary of the change in certain operating assets and liabilities:
Increase in accounts receivable	(1,729)	(752)
Increase in inventory	(120)	(74)
Decrease in prepaid expenses and other current assets	4,589	2,740
Increase in accounts payable, accrued expenses and accrued interest	4,494	2,527
Decrease in accrued interest on Senior Discount Notes	(3,807)	(3,807)
Decrease in prepaid corporate income taxes	1,437	831
Increase in deferred revenue	7,730	4,020

Net change in certain working capital components	$12,594	$5,485

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of Net Cash Provided by Operating Activities to Adjusted EBITDA and EBITDA
For the Three Months Ended March 31, 2011 and 2010
(All figures in thousands)
(Unaudited)

	Three Months Ended March 31,
	2011	2010	%Chg.
Net cash provided by operating activities	$25,408	$17,618
Interest expense, net of interest income	5,511	5,166
Provision (benefit) for corporate income taxes	529	(1,100)
Changes in operating assets and liabilities	(12,594)	(5,485)
Amortization of debt issuance costs	(282)	(253)
Compensation expense incurred in connection with stock options and common stock grants	(348)	(369)
Landlord contributions to tenant improvements	(149)	(100)
Non-cash rental expense, net of non-cash rental income	1,120	934
Decrease in insurance reserves	330	229
(Decrease) increase in deferred tax asset	(518)	1,899
Increase (decrease) in deferred membership costs	1,200	(990)
Other	368	(172)

Adjusted EBITDA	20,575	17,377	18.4%
Impairment of fixed assets	—	(389)

EBITDA	$20,575	$16,988	21.1%

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of Net Cash Provided by Operating Activities (estimated) to EBITDA (estimated)
For the Three Months Ending June 30, 2011
(All figures in thousands)
(Estimated)

Q2 2011
Net cash provided by operating activities (estimated)	$22,150
Interest expense, net of interest income	5,450
Provision for corporate income taxes	800
Changes in operating assets and liabilities	(8,248)
Amortization of debt issuance costs	(252)
Compensation expense incurred in connection with stock options and common stock grants	(350)
Non-cash rental expense, net of non-cash rental income	900
Decrease in deferred tax asset	(270)
Increase in deferred member costs	1,070
Other	50

EBITDA (estimated)	$21,300

Note: The calculation of EBITDA (estimated) above excludes any effects of a refinancing of our debt.
Non-GAAP Financial Measures — EBITDA and Adjusted EBITDA
     EBITDA consists of net income (loss) plus interest expense (net of interest income), provision for corporate income taxes, and depreciation and amortization. Adjusted EBITDA is the Company’s EBITDA excluding any fixed asset or goodwill impairments. EBITDA is not a measure of liquidity or financial performance presented in accordance with GAAP. EBITDA, as we define it, may not be identical to similarly titled measures used by some other companies.
     EBITDA has material limitations as an analytical tool and should not be considered in isolation or as a substitute for cash flows from operating activities, operating income or other cash flow or income data prepared in accordance with GAAP. The items excluded from EBITDA, but included in the calculation of reported net income, are significant components of the consolidated statements of cash flows and income, and must be considered in performing a comprehensive assessment of our liquidity.
     EBITDA excludes, among other items, the effect of depreciation and amortization, which is a significant component of our reported GAAP data. Depreciation and amortization, which is a non-cash item, totaled $13.0 million in the quarter ended March 31, 2011. Although a premise underlying depreciation and amortization is that it will be reinvested in our business to restore, replenish or purchase property, equipment and other related assets, the funds represented by depreciation and amortization could, in the Company’s discretion, be utilized for other purposes (e.g., debt service). Accordingly, EBITDA may be useful as a supplemental measure to GAAP financial data for demonstrating our ability to satisfy our liquidity and capital resource requirements.
     Investors or prospective investors in the Company regularly request EBITDA as a supplemental analytical measure to, and in conjunction with, our GAAP financial data. We understand that these investors use EBITDA, among other things, to assess our ability to service our existing debt and to incur debt in the future, to evaluate our executive compensation programs, to assess our ability to fund our capital expenditure program, and to gain insight into the manner in which the Company’s management and board of directors analyze our liquidity. We believe that investors find the inclusion of EBITDA in our press releases to be useful and helpful to them.

     Our management and board of directors also use EBITDA as a supplemental measure to our GAAP financial data for purposes broadly similar to those used by investors.
     The purposes to which EBITDA may be used by investors, and is used by our management and board of directors, include the following:
•	The Company is required to comply with financial covenants and borrowing limitations that are based on variations of EBITDA as defined in our debt agreements, including our 2007 Senior Credit Facility and our Senior Discount Notes.

•	Our discussions with prospective lenders and investors in recent years, including in relation to our 2007 Senior Credit Facility and our Senior Discount Notes, have confirmed the importance of EBITDA in their decision-making processes relating to the making of loans to us or investing in our debt securities.

•	The Company uses EBITDA as a key factor in determining annual incentive bonuses for executive officers (as discussed in our proxy statement).

•	The Company considers EBITDA to be a useful supplemental measure to GAAP financial data because it indicates our ability to generate funds sufficient to make capital expenditures (including for the opening of new clubs and the upgrading of existing clubs) as well as to undertake initiatives to enhance our business by offering new products and services in accordance with our strategy.

•	Quarterly, our equity analysts often report on our EBITDA with respect to valuation commentary.
     We do not, and investors should not, place undue reliance on EBITDA or Adjusted EBITDA as a measure of our liquidity.